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                                  EXHIBIT 21.1

                       Subsidiaries of the Holding Company

                       SUBSIDIARIES OF THE HOLDING COMPANY

1. Progressive Bank, N.A. of Wheeling, West Virginia, a national banking association with offices in Wheeling, Wellsburg, and Moundsville, West Virginia and Bellaire, Ohio.

2. Progressive Bank, N.A. - Buckhannon of Buckhannon, West Virginia, a national banking association with offices in Buckhannon and Weston, West Virginia.